Exhibit 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED HEALTHCARE COMPLETES CLOSING OF INCREMENTAL TERM LOAN

LOUISVILLE, Ky. (March 10, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that it has closed its previously announced incremental $200 million term loan, the net proceeds of which were used to repay outstanding borrowings under the Company’s $900 million senior secured asset-based revolving credit facility. This incremental term loan has the same terms as, and is fungible with, the previously outstanding $995 million of term loans under Kindred’s existing senior secured term loan facility.

J.P. Morgan Securities LLC acted as sole lead arranger and sole bookrunner for the transaction. JPMorgan Chase Bank, N.A is the administrative agent and collateral agent for Kindred’s existing senior secured term loan facility under which the incremental term loan was borrowed.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-85 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion1. At December 31, 2014, on a pro forma basis to include Gentiva and Centerre, Kindred through its subsidiaries had approximately 103,000 employees providing healthcare services in 2,872 locations in 47 states, including 97 transitional care hospitals, 16 inpatient rehabilitation hospitals, 90 nursing centers, 22 sub-acute units, 634 Kindred at Home hospice, home health and non-medical home care locations, 100 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,913 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

1Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc. (“Gentiva”), which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation (“Centerre”), which was acquired by the Company on January 1, 2015.

- END -

680 South Fourth Street     Louisville, Kentucky 40202

502.596.7300     www.kindredhealthcare.com